Exhibit B-3

THE STATE TREASURY OF THE REPUBLIC OF POLAND

REPRESENTED BY THE MINISTER OF FINANCE AND ECONOMY

6.125% NOTES DUE 2056

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE STATE TREASURY OF THE REPUBLIC OF POLAND OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO.  OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PAYABLE AS TO PRINCIPAL AND INTEREST IN LAWFUL MONEY OF

THE UNITED STATES OF AMERICA

FULLY REGISTERED NOTES

CUSIP 857524 AL6

ISIN No. US857524AL62

COMMON CODE No. 334441415

No. C-[ • ]

REGISTERED OWNER: CEDE & CO.

PRINCIPAL SUM: 500,000,000 U.S. DOLLARS

THE STATE TREASURY OF THE REPUBLIC OF POLAND, represented by the Minister of Finance and Economy (the “State Treasury”), for value received, hereby promises to pay to the registered owner specified above or registered assigns, on April 14, 2026, upon presentation and surrender of this Global Note, the principal sum specified above in such lawful money of the United States of America at the office of Citibank, N.A., London Branch (the “Fiscal Agent”), and to pay interest thereon in like money in the manner provided in the terms endorsed on the reverse hereof from April 14 or October 14, as the case may be, next preceding the date of the Global Note to which interest has been paid, unless no interest has been paid on the Notes, in which case from April 14, 2026 such interest to be payable semi-annually at the rate of 6.125% per annum on April 14 and October 14 of each year (each an “Interest Payment date”) until the principal of this Global Note shall have been paid, the first of such payments of interest to become due and payable on October 14, 2026.  Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.  Notwithstanding anything to the contrary provided herein, any payment of principal or interest falling due on a day which is not a business day for the Fiscal Agent acting under the Fiscal Agency Agreement described in the terms endorsed on the reverse hereof will be payable on the next succeeding business day and no interest shall accrue for the intervening period.  The interest so payable on any such Interest Payment Date will be paid to the person in whose name this Global Note is registered at the close of business on March 30 and September 29 (whether or not such day is a business day) next preceding such Interest Payment Date, respectively, or such other record date as permitted or otherwise required by the procedures of DTC, which is expected to be the day preceding the Interest Payment Date while the notes are in global form (each a “Record Date”).

This Global Note is a general and unsecured obligation of the Republic of Poland (“Poland”).  This Global Note ranks and will rank pari passu among all Notes or Global Notes and at least pari passu in right of payment with all other present and future unsecured obligations of Poland, except for such obligations as may be preferred by mandatory provisions of applicable law.

This Global Note is subject to the terms endorsed on the reverse hereof and shall not be valid or enforceable for any purpose unless authenticated by the manual signature of the Fiscal Agent.  This Global Note shall be dated the date of its authentication by the Fiscal Agent.

IN WITNESS WHEREOF, the State Treasury has caused this Global Note to be duly executed.

THE STATE TREASURY OF THE REPUBLIC OF POLAND, represented by the Minister of Finance and Economy

By:
Name
Title

This is a permanent global note evidencing one of the Notes referred to in the aforementioned Fiscal Agency Agreement.

Dated: April 14, 2026	CITIBANK, N.A., LONDON BRANCH, as Fiscal Agent

By:
Authorized Signatory
without warranty, recourse or liability

1.      This Global Note is a permanent global security evidencing one of a duly authorized issue of 6.125% Notes due 2056 of the State Treasury (each a “Note”, and collectively and including this Global Note, the “Notes”), limited in aggregate principal amount to $500,000,000 and issued under the fiscal agency agreement dated April 14, 2026 (as the same may be amended, supplemented or otherwise modified from time to time, the “Fiscal Agency Agreement”) between the State Treasury, Citibank, N.A., London Branch, as Fiscal Agent, and Banque Internationale à Luxembourg, société anonyme, as Listing and Paying Agent (the “Luxembourg Agent”), to which Fiscal Agency Agreement reference is hereby made for a statement of the respective rights, duties, limitations of rights, obligations and immunities thereunder of the State Treasury, Poland, the Fiscal Agent and the Holders of the Notes.  Copies of the Fiscal Agency Agreement are on file and available for inspection upon request and during the business hours of the Fiscal Agent at the corporate trust office of the Fiscal Agent in London, England.  The Notes of this issue are issuable as fully registered Notes without coupons in denominations of $1,000 in lawful money of the United States of America.

Capitalized terms used but not defined herein have the meanings ascribed thereto in the Fiscal Agency Agreement.

2.      All payments made in respect of a Note, including payments of principal and interest, to a Holder of a Note that is not a resident of Poland, will be made by the State Treasury without withholding or deducting for or on account of any present or future taxes, duties, levies or other governmental charges of whatever nature imposed or levied by Poland or any political subdivision or taxing authority within Poland.  In the event the State Treasury determines it is required by law to deduct or withhold any such taxes from payments to the Holders of the Notes, the State Treasury will pay such additional amounts as may be necessary so that the net amount received (including any deduction or withholding with respect to additional amounts) is equal to the amount provided for in the Note to be paid in the absence of such deduction or withholding.  Additional amounts will not be paid, however, if the tax is:

(a)	a tax that would not have been imposed but for such person’s present or former connection (or a connection of such person’s fiduciary, settlor, beneficiary, member, shareholder or other related party) with Poland, including such person (or such person’s fiduciary, settlor, beneficiary, member, shareholder or other related party) being or having been a citizen or resident of Poland or being or having been engaged in a trade or business or present in Poland or having, or having had, a permanent establishment in Poland;

(b)	imposed because a Note in definitive form is presented for payment more than 30 days after the date on which the payment became due and payable;

(c)	an estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

(d)	a tax, assessment or other governmental charge which is payable other than by withholding;

(e)	a tax that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the Holder’s nationality, residence or identity (or the nationality, residence or identity of the beneficial owner of the Note), if such person’s compliance is required by laws of Poland or of any political subdivision or taxing authority of Poland to avoid or reduce such tax;

(f)	required to be withheld by any paying agent from a payment on the Note to the extent that such payment can be made without withholding by another paying agent;

(g)	a tax, assessment or other governmental charge which is required to be withheld or deducted where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings income implementing the conclusions of the ECOFIN Council meeting of June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such directive; or

(h)	imposed as a result of any combination of the items listed above.

Furthermore, no additional amounts will be paid in respect to any Note to a Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that the settlors with respect to such fiduciary, partner or beneficial owner, as the case may be, would not have been entitled to payment of such additional amounts if they held the Note themselves.

In the event that such deduction or withholding is required, the State Treasury will make such deduction or withholding and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  The State Treasury will furnish, upon request, within a reasonable period of time after the payment of any taxes due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the State Treasury.

Any reference herein to principal or interest on the Notes includes any additional amounts which may be payable on those Notes.

3.      So long as any of the Notes remain outstanding, Poland will not create or permit (to the extent Poland has the power to refuse such permission) the creation of any Security Interest on any of its present or future assets or revenues, or any part thereof, to secure any Public External Indebtedness of Poland, unless Poland shall procure that all amounts payable under the Notes are secured equally and ratably.

Notwithstanding the above, Poland may create or permit the creation of (a) any Security Interest upon property to secure Public External Indebtedness incurred for the purpose of financing the acquisition of such property (or property which forms part of a class of assets of a similar nature where the Security Interest is by reference to the constituents of such class from time to time); or (b) any Security Interest existing on property at the time of its acquisition; or (c) any Security Interest arising by operation of law which has not been foreclosed or otherwise enforced against the assets to which it applies; or (d) any Security Interest securing or providing for the payment of Public External Indebtedness incurred in connection with any Project Financing provided that such Security Interest applies to only (i) properties which are the subject of such Project Financing or (ii) revenues or claims which arise from the operation, failure to meet specifications, exploitation, sale or loss of, or failure to complete, or damage to, such properties; or (e) the renewal or extension of any Security Interest described in subparagraphs (a) to (d) above, provided that the principal amount of the Public External Indebtedness secured thereby is not increased.

For purposes of the foregoing the following terms have the following meanings:

“Person” means any individual, company, corporation, firm, partnership, joint venture, association, unincorporated organization, trust or any other jurisdiction or entity, including without limitation, a state or an agency of a state or other entity, whether or not having separate legal personality.

“Project Financing” means any arrangements for the provision of funds which are to be used solely to finance a project for the acquisition, construction, development or exploitation of any property pursuant to which the persons providing such funds agree that the principal source of repayment of such funds will be the project and the revenues (including insurance proceeds) generated by such project.

“Public External Indebtedness” means any obligations for borrowed money (a) evidenced by bonds, notes or other securities which are or may be quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market and (b) denominated or payable, or at the option of the holder thereof payable, in a currency other than the lawful currency of Poland.

“Security Interest” means any mortgage, charge, pledge, lien, security interest or other encumbrance securing any obligation of Poland or any other type of preferential arrangement having similar effect over any assets or revenues of Poland.

4.      In case one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)        the State Treasury fails to pay the principal of or any interest on any of the Notes when due and such failure continues for a period of 30 days of the date due for payment thereof; or

(b)        the State Treasury fails duly to perform or observe any of its other material obligations under or in respect of this Global Note which failure continues unremedied for 45 days after written notice thereof has been delivered by the registered Holder to the State Treasury at the specified office of the Fiscal Agent.

The State Treasury shall, upon receipt of written requests from the registered Holders of not less than 25% in aggregate outstanding principal amount of the Notes, declare the Notes due and payable, in each case at their principal amount together with accrued interest without further formality.

Upon such declaration by the State Treasury, the State Treasury shall give notice thereof in the manner provided in the Fiscal Agency Agreement and to the registered Holders of this Global Note in accordance with such Agreement.  After any such declaration by the State Treasury, if all amounts then due with respect to the Notes are paid (other than amounts due solely because of such declaration) and all other defaults with respect to the Notes are cured, such declaration may be annulled and rescinded by the registered Holders of not less than 50% in aggregate outstanding principal amount of the Notes (the “Required Percentage”) by a written notice thereof to the State Treasury at the specified office of the Fiscal Agent or by the passing of a resolution by the registered Holders of not less than the Required Percentage.

5.      The State Treasury may call a meeting of the Holders of the Notes at any time regarding the Fiscal Agency Agreement or the Notes.  In addition, the State Treasury will call a meeting of the Holders of the Notes if the Holders of at least 10% of the aggregate principal amount of the outstanding Notes deliver a written request to the State Treasury setting forth the action they propose be taken.  The State Treasury will determine the time and place of the meeting and notify the Holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.  Only the Holders of the Notes and their proxies are entitled to vote at a meeting of the Holders of the Notes.  One or more Holders or proxies representing at least a majority of the aggregate principal amount of the outstanding Notes will normally constitute a quorum.  However, if a meeting is adjourned for a lack of a quorum, then one or more Holders or proxies representing at least 25% of the aggregate principal amount of the outstanding Notes will constitute a quorum when the meeting is reconvened.  For purposes of a meeting of the Holders that proposes to discuss a Reserved Matter (as defined in paragraph 6 below), Holders or proxies representing at least 66 2/3% of the aggregate principal amount of the outstanding Notes will constitute a quorum.

6.      The State Treasury and the Fiscal Agent may generally modify, amend or supplement or take actions with respect to the Fiscal Agency Agreement or the terms of the Notes (a) with the affirmative vote of the Holders of at least 50% of the aggregate principal amount of the outstanding Notes that are represented at a meeting of Holders for which there is a quorum or (b) with the written consent of the Holders of at least 50% of the aggregate principal amount of the outstanding Notes.

However, unless otherwise approved pursuant to a Multiple Series Proposal in accordance with this paragraph 6, the Holders of at least 75% of the aggregate principal amount of the outstanding Notes voting at a quorate meeting, or 66 2/3% by written consent, must consent to any amendment, modification, change or waiver that would:

(a)        change the due date for the payment of the principal of, or any installment or interest on, the Notes;

(b)           reduce the principal amount of the Notes;

(c)        reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the Notes;

(d)       reduce the interest rate on any Note or any premium payable upon redemption of the Notes;

(e)        modify any provision of the terms and conditions of the Notes in connection with any exchange or substitution of the Notes or the conversion of the Notes into, any other obligation or securities of the State Treasury or any other person, which would result in the terms and conditions of the Securities as so modified being less favorable to the Holders of the Notes which are the subject of the terms and conditions as so modified than:

(i)	the provision of the other obligations or securities of the State Treasury or any other person resulting from the relevant exchange or substitution; or

(ii)	if more than one series of other obligations or securities results from the relevant exchange or substitution or conversion, the provisions of the resulting series having the largest aggregate principal amount;

(f)        change the currency in which any amount in respect of the Notes is payable;

(g)       shorten the period during which the State Treasury is not permitted to redeem the Notes or permit the State Treasury to redeem the Notes if, prior to such action, the State Treasury is not permitted to do so;

(h)       change the definition of “outstanding” with respect to the Notes;

(i)         change the governing law provision of the Notes;

(j)         change the courts to the jurisdiction of which the State Treasury has submitted, the State Treasury’s obligation under this Fiscal Agency Agreement or the terms and conditions of the Notes to appoint and maintain an agent for the service of process or the State Treasury’s waiver of immunity with respect to any suit, action or proceeding in connection with the Notes or this Agreement;

(k)        reduce the proportion of the principal amount of the Notes or, in the case of a Multiple Series Proposal (as defined below), the Relevant Debt Securities or the Relevant Series (each as defined below), that is required for any request, demand, authorization, direction, notice, consent, waiver or other action or that is required to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of the Notes; or

(l)         change the obligation of the State Treasury to pay additional amounts on the Notes.

Each of the actions set forth in clauses (a) through (l) is referred to as a “Reserved Matter”.  A change to a Reserved Matter can be made without the consent of all Holders of the outstanding Notes, as long as (A) the Holders of at least 75% of the aggregate principal amount of the outstanding Notes represented at a duly called quorate meeting of Holders vote in favor, (B) the Holders of at least 66 2/3% of the aggregate principal amount of the outstanding Notes sign a written resolution, or (C) the change is otherwise approved pursuant to a Multiple Series Proposal in accordance with the remainder of this paragraph 6.

Any modification, amendment or supplement made in accordance with the terms of the Notes will be binding on all Holders of the Notes.

The State Treasury and the Fiscal Agent may, without the consent of any Holder of the Notes, modify, amend or supplement the Fiscal Agency Agreement or the Notes for the purpose of:

(a)       adding to the covenants of the State Treasury;

(b)       surrendering any right or power conferred upon the State Treasury;

(c)       securing the Notes;

(d)        curing any ambiguity, or curing, correcting or supplementing any defective provision contained in the Fiscal Agency Agreement or in the Notes; or

(e)        amending the Agency Agreement or the Notes in any manner that the State Treasury may determine and that does not adversely affect the interest of any Holder of the Notes in any material respect in the sole opinion of the State Treasury.

In the case of a proposal (including a proposed modification of the relevant terms and conditions) affecting (i) the Notes or any agreement governing the issuance or administration of the Notes, and (ii) any other bills, bonds, debentures, notes or other debt securities issued by the State Treasury in one or more series with an original stated maturity of more than one year, and including any such obligation, irrespective of its original stated maturity, that formerly constituted a component part of a debt security of one or more other series (together with the Notes, “Relevant Debt Securities”, and each series of Relevant Debt Securities, a “Relevant Series”) or any agreement governing the issuance or administration of such other Relevant Debt Securities (a “Multiple Series Proposal”) in relation to a Reserved Matter, any amendment, modification, change or waiver contemplated by such Multiple Series Proposal requires the consent of the State Treasury and:

(a)

(i)	the affirmative vote of not less than 75% of the aggregate principal amount of the outstanding Relevant Debt Securities represented at separate duly called meetings of the holders of all Relevant Series (taken in the aggregate); or

(ii)	a resolution in writing signed by or on behalf of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding Relevant Debt Securities (taken in the aggregate); and

(b)

(i)	the affirmative vote of more than 66 2/3% of the aggregate principal amount of each Relevant Series represented at separate duly called meetings of the holders of each Relevant Series (taken individually); or

(ii)	a resolution in writing signed by or on behalf of the holders of more than 50% of the aggregate principal amount of the outstanding Relevant Debt Securities in each Relevant Series (taken individually).

A separate meeting for each Relevant Series will be called and held, or a separate written resolution signed for each Relevant Series, in relation to any Multiple Series Proposal.

A Multiple Series Proposal may include one or more alternative proposals relating to, or proposed modifications of the terms and conditions of, each Relevant Series or any agreement governing the issuance or administration of any Relevant Series, provided that all such alternative proposals or proposed modifications are addressed to and may be accepted by any holder of any Relevant Debt Security of any Relevant Series.

If a Multiple Series Proposal is not approved in relation to a Reserved Matter in accordance with the foregoing, but would have been so approved if the Multiple Series Proposal had involved only a single Relevant Series and one or more, but less than all, of the other Relevant Series, that Multiple Series Proposal will be deemed to have been approved, notwithstanding the foregoing, in relation to the Relevant Series in respect of which it would otherwise have been approved in accordance with the foregoing if the Multiple Series Proposal had involved only such Relevant Series, provided that (i) prior to the record date fixed by the State Treasury for determining the holders of Relevant Debt Securities that are entitled to vote on or sign a written resolution in relation to the Multiple Series Proposal (the “Multiple Series Record Date”), the State Treasury has publicly notified holders of the Relevant Debt Securities of the conditions under which the Multiple Series Proposal will be deemed to have been approved if it is approved in the manner described above in relation to a single Relevant Series and some but not all of the other Relevant Series, and (ii) those conditions are satisfied in connection with the Multiple Series Proposal.

In determining whether a Multiple Series Proposal has been approved by the requisite principal amount of Notes and other Relevant Debt Securities, where such Relevant Debt Securities include (i) Relevant Debt Securities denominated in more than one currency, the principal amount of each affected Relevant Debt Security will be equal to the amount of U.S. dollars that could have been obtained on the relevant Multiple Series Record Date with the principal amount of that Relevant Debt Security, using the applicable U.S. dollar foreign exchange reference rate for the relevant Multiple Series Record Date published by the Federal Reserve Bank of New York or, in the case of Relevant Debt Securities denominated in Polish złoty, the National Bank of Poland, and (ii) index-linked obligations or zero-coupon obligations, the principal amount of such Relevant Debt Securities will be calculated in accordance with Section 16(vii) of the Fiscal Agency Agreement.

7.      As more fully set forth in the Fiscal Agency Agreement, the State Treasury hereby irrevocably waives, to the fullest extent permitted by law, any immunity from jurisdiction to which it might otherwise be entitled in any suit, action or proceeding (other than a pre-judgment attachment, immunity from which is expressly not waived) that may be brought in connection with the Notes or the Fiscal Agency Agreement in any court of the State of New York or any United States Federal court sitting, in each case, in the Borough of Manhattan, the City of New York, New York, United States, or any competent court in Poland.  As more fully set forth in the Fiscal Agency Agreement, the State Treasury has appointed the Consul General of the Republic of Poland, 233 Madison Avenue, New York, NY 10016, as its authorized agent upon whom process may be served in any action arising out of or based on the Notes which may be instituted by the registered Holder of any Notes in any court of the State of New York or any United States Federal court sitting, in each case, in the Borough of Manhattan, the City of New York, New York, United States.  Such appointment shall be irrevocable until all amounts in respect of the principal and interest, due or to become due on or in respect of all the Notes issued under the Fiscal Agency Agreement have been paid by the State Treasury to the Fiscal Agent or unless and until a successor shall have been appointed as the State Treasury’s authorized agent and such successor shall have accepted such appointment.  The State Treasury agrees that it will at all times maintain an authorized agent to receive such service, as provided above.

Because Poland has not waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Poland based on such laws unless a court were to determine that Poland is not entitled under the Foreign Sovereign Immunities Act of 1976 (the “Act”) to sovereign immunity with respect to such actions.

Poland reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 with respect to actions brought against it under U.S. federal or state securities law.  Poland does not waive any immunity in respect of present or future “premises of the mission” as such term is defined in the Vienna Convention on Diplomatic Relations signed in 1961, or “consular premises” as such term is defined in the Vienna Convention on Consular Relations signed in 1963 or military property or military assets of Poland related thereto.  The State Treasury agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon such party and may be enforced in any court to the jurisdiction of which such party is subject by a suit upon such judgment; provided that service of process is effected upon such party in the manner provided by the Fiscal Agency Agreement.

Nothing contained in this Note shall be deemed to limit the right of the registered Holders to bring proceedings in any other court of competent jurisdiction; nor will the bringing of proceedings in one or more jurisdictions preclude the bringing of proceedings in any other jurisdiction, whether concurrently or not.

The waiver in the preceding paragraphs is intended to be effective upon execution of this Global Note without further act by the State Treasury before any such court, and introduction of this Global Note into evidence shall be final and conclusive evidence of such waiver.

8.      This Global Note will be governed by and interpreted in accordance with the laws of the State of New York without regard to any conflicts of laws principles thereof that would require the application of the laws of a jurisdiction other than the State of New York, except that all matters governing the authorization and execution of the Notes by the State Treasury will be governed by the laws of the Republic of Poland.

9.      Except as set forth in this Section 9 and in Section 13, the Notes are issuable only as fully registered global securities, without coupons, each registered in the name of DTC, a nominee thereof or a successor to DTC or a nominee thereof (each, a “Global Note”), and (i) no Global Note may be transferred, except in whole and not in part, and only to DTC, one or more nominees of DTC or one or more respective successors of DTC and its nominees, and (ii) no Global Note may be exchanged for any Note other than another Global Note, except as provided below.  Notwithstanding any other provisions of the Fiscal Agency Agreement or this Global Note, a Global Note may be transferred to, or exchanged for registered Notes registered in the name of, a person other than DTC, a nominee of DTC or a successor of DTC or its nominee if (i) DTC (a) notifies the State Treasury that it is unwilling or unable to continue as depository for such Global Note or (b) ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when it is required to be so registered, and in either such case (a) or (b) a replacement depository is not appointed by the State Treasury within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, (ii) the State Treasury, in its sole discretion at any time, determines not to have all of the related Notes represented by this Global Note and instructs the Fiscal Agent in writing that a Global Note shall be so transferable and exchangeable or (iii) there shall have occurred and be continuing an Event of Default in respect of the Notes evidenced by this Global Note.  Registered Notes issued in exchange for this Global Note will be issued in the denomination of $1,000 each, registered in such names as an authorized representative of DTC shall request, and represented by certificates, each such certificate representing such aggregate principal amount of the Notes as shall be specified therein.

So long as DTC, or its nominee, is the registered owner of this Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by this Global Note for all purposes of the underlying Notes.  Ownership of beneficial interests in this Global Note will be limited to institutions that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants.  Ownership of beneficial interests in this Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants).  Except as provided above, owners of beneficial interests in this Global Note will not be entitled to have the Notes represented by this Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form upon exchange or otherwise and will not be considered the owners or Holders of any Notes represented by this Global Note.  Accordingly, such person owning a beneficial interest in this Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any right of a Holder of Notes.  The laws of some States within the United States require that certain purchasers of securities take physical delivery of such securities in definitive form.  Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in this Global Note.

10.    Any payment of principal or interest due on the Notes represented by this Global Note on any Interest Payment Date or at maturity will be made available by the State Treasury to the Fiscal Agent on such date in accordance with the provisions of the Fiscal Agency Agreement.  As soon as possible thereafter, the Fiscal Agent will make such payments to DTC or its nominee, as the case may be, as the registered owner of this Global Note in accordance with arrangements between the Fiscal Agent and DTC.  Neither the State Treasury nor the Fiscal Agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in this Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

11.    The Notes will be subject to the limitation periods with respect to claims for principal and interest as provided by Article 118 of the Polish Civil Code, dated April 23, 1964, as amended (the “Civil Code”).  The Civil Code provides a six year limitation period on claims for principal and a three year limitation period on claims for interest. However, the end of the limitation period is always the last day of the calendar year.

12.    The State Treasury will maintain in the Borough of Manhattan, The City and State of New York, United States of America, a Paying Agent for the Notes.  The State Treasury will cause the Fiscal Agent to maintain a register or registers in which shall be entered the names and addresses of the Holders of the Notes of this issue and the particulars of the Notes held by them respectively and in which, subject to Section 9 above, transfers of the Notes shall be registered.  Such Fiscal Agent and Paying Agent shall be Citibank, N.A., London Branch, unless and until the State Treasury appoints a different Fiscal Agent and Paying Agent in the same city.  In the event of any such change, the State Treasury shall give notice of such change to the Holders of the Notes by mailing written notice of such event to the Holders of the Notes as their names and addresses appear in the register maintained pursuant to this Section 12.

13.    Subject to Section 9 above, this Global Note is transferable upon presentation for such purpose at the aforesaid office, accompanied by a written instrument of transfer in form approved by the State Treasury executed by the registered Holder hereof or by his duly authorized attorney, whereupon this Global Note will be canceled and one or more Notes representing an equal aggregate principal amount of Notes of this issue, comprised of Notes in the denomination of $1,000 each, will be delivered to the transferee.

Subject to Section 9 above, Notes of this issue upon presentation for such purpose at the office of the Fiscal Agent referred to in Section 12, accompanied by a written instrument of transfer in form approved by the State Treasury executed by the registered Holder or by his duly authorized attorney, may be exchanged for a Note or Notes representing an equal aggregate principal amount of other Notes of this issue, comprised of Notes in the denomination of $1,000 each.

Subject to Section 9 above, the State Treasury will make transfers and exchanges of Notes of this issue as aforesaid upon compliance by the Holders of the Notes with such reasonable regulations as may be prescribed by the State Treasury, and the State Treasury shall not be entitled to make any charge in respect of transfers and exchanges of Notes of this issue, other than in respect of transfer taxes, if any.

Each Note shall be dated the date of its authentication by the Fiscal Agent.  Each Note authenticated and delivered upon any transfer or exchange for or in lieu of the whole or any part of any Note shall carry all the rights, if any, to interest accrued and unpaid and to accrue which were carried by the whole or such part of such Note.  Notwithstanding anything to the contrary herein contained, such new Note shall be so dated that neither gain nor loss of interest shall result from such transfer or exchange.

The Fiscal Agent, as agent of the State Treasury for the purpose, shall maintain at its Corporate Trust Office, a register for Notes for the registration and registration of transfers and exchanges of the Notes.  Upon presentation for such purposes at the said office of the Fiscal Agent of any Note, accompanied by a written instrument of transfer in the form approved by the State Treasury (it being understood that, until notice to the contrary is given to Holders of Notes, the State Treasury shall be deemed to have approved the form of instrument of transfer, if any, printed on any Note), executed by the registered Holder, in person or by such Holder’s attorney thereunto duly authorized in writing, such Note shall be transferred upon the Note register, and a new Note of like tenor shall be authenticated and issued in the name of the transferee.  Transfers and exchanges of Notes shall be subject to such restrictions as shall be set forth in the text of the Notes and such reasonable regulations as may be prescribed by the State Treasury.  Successive registrations and registrations of transfers and exchanges as aforesaid may be made from time to time as desired, and each such registration and exchange shall be noted on the Note register.

14.    Interest on the Notes of this issue shall be computed on the basis of a 360-day year of twelve 30-day months.  Payments of interest on this Global Note will be made by check drawn on a bank or trust company in The City of New York payable to the order of the registered Holder, or, in the case of joint Holders, to the order of all such joint Holders or to such person as the joint Holders may request in writing no later than the third business day preceding any such payment, provided that payment of principal will be made only upon prior presentation and surrender of this Global Note at the office of the Paying Agent of the State Treasury referred to in Section 12.  Such check shall be mailed to the address of the registered Holder as such address shall appear on the register maintained by the Fiscal Agent pursuant to Section 12 hereof, or, in the case of joint Holders, to such registered address of that one of such joint Holders who is first named in the register as one of such joint Holders or to such address specified in the aforementioned request of such joint Holders.  The registered Holder hereof or his legal personal representatives will be regarded as exclusively entitled to the principal moneys hereby secured, and in the case of joint registered Holders of this Global Note the said principal moneys shall be deemed to be owing to them on joint account.  Any Holder of Notes, the aggregate principal amount of which equals or exceeds $1,000,000, may, by written notice to the Paying Agent no later than the Record Date therefor, elect to receive the interest payment in respect of such Notes by wire transfer in same-day funds to a bank account maintained by such Holder in the United States.

15.    In case any Note shall at any time become mutilated or destroyed or stolen or lost, and such Note, or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Fiscal Agent referred to in Section 12 above, a new Note of like tenor and date will be issued by the State Treasury in exchange for the Note so mutilated, or in lieu of the Note so destroyed or stolen or lost, but, in the case of any destroyed or stolen or lost Note, only upon receipt of evidence satisfactory to the State Treasury that such Note was destroyed or stolen or lost, and, upon receipt also of indemnity (including, without limitation, an indemnity bond) satisfactory to the State Treasury and the Fiscal Agent.  All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note including, without limitation, the fees and properly incurred expenses of the Fiscal Agent and its counsel, shall be borne by the owner of the Note mutilated, destroyed, stolen or lost.

16.    The State Treasury agrees that if a judgment or order given or made by any court for the payment of any amount in respect of any Note is expressed in a currency (the “judgment currency”) other than the U.S. dollar (the “denomination currency”), the State Treasury will pay any deficiency arising or resulting from any variation in rates of exchange between the date as of which the amount in the denomination currency is nationally converted into the amount in the judgment currency for the purposes of such judgment or order and the date of actual payment thereof.  This obligation will constitute a separate and independent obligation from the other obligations under the Notes, will give rise to a separate and independent cause of action, will apply irrespective of any waiver or extension granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant Note or under any such judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant Note or under any such judgment or order.

17.   Any notices or communications to the registered Holder of this Note shall be sufficient if given in writing in the English language and delivered by depositing such notice or communication by first class mail (air mail in the case of Holders whose addresses appearing in the Note register are in a country other than the United States of America), postage prepaid, addressed to such registered Holder at its address as it then appears on the Note register. Any such notice shall be deemed to have been given to the Holders of the Notes while held through DTC on the day on which the said notice was given to DTC.

Any notices or communications by the registered Holder of this Note to the Fiscal Agent shall be sufficient if given in writing in the English language and delivered by depositing such notice or communication by first class mail (air mail in the case of Holders whose addresses appearing in the Note register are in a country other than the United States of America), postage prepaid, addressed to the Fiscal Agent, or by telegram, telex or facsimile transmission (in each case confirmed in writing, by United States Mail or air mail, as applicable, first class postage prepaid; provided, however, that the failure to give such confirmation shall not affect the effectiveness of such notice).  Notices or communications shall be addressed to Citigroup Centre, Canada Square, London E14 5LB, United Kingdom (email: emea.at.debt@citi.com), Attention: Agency & Trust, or to such other address as shall be specified from time to time in writing by the Fiscal Agent to the Holders of the Notes.

18.    Unless previously purchased and cancelled as provided in this Section 18, each Note will be redeemed at its maturity. The State Treasury may, at its option, from and including the date falling six months prior to the maturity date of the Notes to but excluding the maturity date of the Notes, subject to having given not less than 30 nor more than 60 calendar days' prior notice to the Holders in accordance with the terms and conditions of the Notes (which notice shall be irrevocable and shall specify the date set for redemption), redeem all, but not some only, of the outstanding Notes at their principal amount plus accrued interest up to but excluding the date set for redemption. The State Treasury shall not be entitled to redeem the Notes otherwise than as provided in this Section 18.